Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Brooklyn ImmunoTherapeutics, Inc. on Form S-1 of our report dated April 28, 2021, with respect to our audits of the financial statements of Brooklyn ImmunoTherapeutics, LLC as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in Form 8-K/A of Brooklyn ImmunoTherapeutics, Inc. dated April 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of the guidance in ASC Topic 842, Leases (“Topic 842”).

/s/ Marcum llp

Marcum llp
New York, NY
April 30, 2021